Exhibit 99.1

The Home Depot Announces Fourth Quarter and Fiscal 2024 Results;
Increases Quarterly Dividend by 2.2%;
Provides Fiscal 2025 Guidance

ATLANTA, February 25, 2025 -- The Home Depot®, the world's largest home improvement retailer, today reported fourth quarter and fiscal 2024 results.

Fourth Quarter 2024

Sales for the fourth quarter of fiscal 2024 were $39.7 billion, an increase of $4.9 billion, or 14.1% from the fourth quarter of fiscal 2023. Comparable sales for the fourth quarter of fiscal 2024 increased 0.8%, and comparable sales in the U.S. increased 1.3%.

The fourth quarter of fiscal 2024 consisted of 14 weeks compared with 13 weeks for the prior year. The 14th week added approximately $2.5 billion in sales for the quarter and the year. The additional week is not included in comparable sales results for the quarter or the year.

Net earnings for the fourth quarter of fiscal 2024 were $3.0 billion, or $3.02 per diluted share, compared with net earnings of $2.8 billion, or $2.82 per diluted share, in the same period of fiscal 2023. The 14th week added approximately $0.30 to diluted earnings per share for the quarter and the year.

Adjusted(1) diluted earnings per share for the fourth quarter of fiscal 2024 were $3.13, compared with adjusted diluted earnings per share of $2.86 in the same period of fiscal 2023. The 14th week added approximately $0.30 to adjusted diluted earnings per share for the quarter and the year.

Fiscal 2024
Sales for fiscal 2024 were $159.5 billion, an increase of $6.8 billion, or 4.5% from fiscal 2023. Comparable sales for fiscal 2024 decreased 1.8%, and comparable sales in the U.S. decreased 1.8%.

Net earnings for fiscal 2024 were $14.8 billion, or $14.91 per diluted share, compared with net earnings of $15.1 billion, or $15.11 per diluted share in fiscal 2023.

Adjusted(1) diluted earnings per share for fiscal 2024 were $15.24, compared with adjusted diluted earnings per share of $15.25 in fiscal 2023.

(1)    The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). As used above and throughout this earnings release, adjusted operating income, adjusted operating margin, and adjusted diluted earnings per share are non-GAAP financial measures. Refer to the end of this release for an explanation of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures.

“Our fourth quarter results exceeded our expectations as we saw greater engagement in home improvement spend, despite ongoing pressure on large remodeling projects,” said Ted Decker, chair, president and CEO. “Throughout the year, we remained steadfast in our investments across our strategic initiatives to position ourselves for continued success, despite uncertain macroeconomic conditions and a higher interest rate environment that impacted home improvement demand. I would like to thank our associates for all that they do to serve our customers and communities.”

Dividend Declaration

The company today announced that its board of directors approved a 2.2% increase in its quarterly dividend to $2.30 per share, which equates to an annual dividend of $9.20 per share.

The dividend is payable on March 27, 2025, to shareholders of record on the close of business on March 13, 2025. This is the 152nd consecutive quarter the company has paid a cash dividend.

Fiscal 2025 Guidance

The company provides the following guidance for fiscal 2025, a 52-week year compared to fiscal 2024, a 53-week year:

•Total sales growth of approximately 2.8%
•Comparable sales growth of approximately 1.0% for the comparable 52-week period
•Approximately 13 new stores
•Gross margin of approximately 33.4%
•Operating margin of approximately 13.0%
•Adjusted(1) operating margin of approximately 13.4%
•Tax rate of approximately 24.5%
•Net interest expense of approximately $2.2 billion
•Diluted earnings-per-share to decline approximately 3% from $14.91 in fiscal 2024
•Adjusted(1) diluted earnings-per-share to decline approximately 2% from $15.24 in fiscal 2024
•Capital expenditures of approximately 2.5% of total sales

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

At the end of the fourth quarter, the company operated a total of 2,347 retail stores and over 780 branches across all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs over 470,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Cautionary Note Regarding Forward-Looking Statements
Certain statements contained herein constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events, and use words such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “believe,” “expect,” “target,” "prospects,” “potential,” "commit” and "forecast,” or words of similar import or meaning or refer to future time periods. Forward-looking statements may relate to, among other things, the demand for our products and services, including as a result of macroeconomic conditions and changing customer preferences and expectations; net sales growth; comparable sales; the effects of competition; our brand and reputation; implementation of interconnected retail, store, supply chain, technology innovation and other strategic initiatives, including with respect to real estate; inventory and in-stock positions; the state of the economy; the state of the housing and home improvement markets; the state of the credit markets, including mortgages, home equity loans, and consumer and trade credit; the impact of tariffs; issues related to the payment methods we accept; demand for credit offerings including trade credit; management of relationships with our associates, jobseekers, suppliers and service providers; cost and availability of labor; costs of fuel and other energy sources; events that could disrupt our business, supply chain, technology infrastructure, or demand for our products and services, such as international trade disputes, natural disasters, climate change, public health issues, cybersecurity events, labor disputes, geopolitical conflicts, military conflicts, or acts of war; our ability to maintain a safe and secure store environment; our ability to address expectations regarding sustainability and human capital management matters and meet related goals; continuation or suspension of share repurchases; net earnings performance; earnings per share; future dividends; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; changes in interest rates; changes in foreign currency exchange rates; commodity or other price inflation and deflation; our ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims, and litigation, including compliance with related settlements; the challenges of operating in international markets; the adequacy of insurance coverage; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of legal and regulatory changes, including executive orders and other administrative or legislative actions, such as changes to tax laws and regulations; store openings and closures; guidance for fiscal 2025 and beyond; financial outlook; and the impact of acquired companies, including SRS, on our organization and the ability to recognize the anticipated benefits of any acquisitions.

These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our historical experience and our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. "Risk Factors," and elsewhere in our Annual Report on Form 10-K for our fiscal year ended January 28, 2024 and also as described from time to time in reports subsequently filed with the Securities and Exchange Commission. There also may be other factors that we cannot anticipate or that are not described herein, generally because we do not currently perceive them to be material. Such factors could cause results to differ materially from our expectations. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission and in our other public statements.

Non-GAAP Financial Measures
These statements are also supplemented with certain non-GAAP financial measures. When used in conjunction with our GAAP financial measures, we believe these supplemental non-GAAP financial measures will help management and investors to better understand and analyze our performance. However, this supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. Refer to the end of this release for an explanation and definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures.

For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended (1)			Fiscal Year Ended (2)
in millions, except per share data	February 2, 2025	January 28, 2024	% Change	February 2, 2025	January 28, 2024	% Change
Net sales	$39,704	$34,786	14.1%	$159,514	$152,669	4.5%
Cost of sales	26,670	23,278	14.6	106,206	101,709	4.4
Gross profit	13,034	11,508	13.3	53,308	50,960	4.6
Operating expenses:
Selling, general and administrative	7,725	6,679	15.7	28,748	26,598	8.1
Depreciation and amortization	814	686	18.7	3,034	2,673	13.5
Total operating expenses	8,539	7,365	15.9	31,782	29,271	8.6
Operating income	4,495	4,143	8.5	21,526	21,689	(0.8)
Interest and other (income) expense:
Interest income and other, net	(30)	(55)	(45.5)	(201)	(178)	12.9
Interest expense	638	513	24.4	2,321	1,943	19.5
Interest and other, net	608	458	32.8	2,120	1,765	20.1
Earnings before provision for income taxes	3,887	3,685	5.5	19,406	19,924	(2.6)
Provision for income taxes	890	884	0.7	4,600	4,781	(3.8)
Net earnings	$2,997	$2,801	7.0%	$14,806	$15,143	(2.2)%

Basic weighted average common shares	991	991	—%	990	999	(0.9)%
Basic earnings per share	$3.02	$2.83	6.7	$14.96	$15.16	(1.3)

Diluted weighted average common shares	994	994	—%	993	1,002	(0.9)%
Diluted earnings per share	$3.02	$2.82	7.1	$14.91	$15.11	(1.3)

	Three Months Ended (1)			Fiscal Year Ended (2)
Selected Sales Data (3)	February 2, 2025	January 28, 2024	% Change	February 2, 2025	January 28, 2024	% Change
Customer transactions (in millions)	400.4	372.0	7.6%	1,637.2	1,621.8	0.9%
Average ticket	$89.11	$88.87	0.3	$89.31	$90.07	(0.8)
Sales per retail square foot	$556.90	$550.50	1.2	$599.92	$604.55	(0.8)
 —————
(1)Three months ended February 2, 2025 includes 14 weeks. Three months ended January 28, 2024 includes 13 weeks.
(2)Fiscal year ended February 2, 2025 includes 53 weeks. Fiscal year ended January 28, 2024 includes 52 weeks.
(3)Selected Sales Data does not include results for HD Supply or SRS.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	February 2, 2025	January 28, 2024
Assets
Current assets:
Cash and cash equivalents	$1,659	$3,760
Receivables, net	4,903	3,328
Merchandise inventories	23,451	20,976
Other current assets	1,670	1,711
Total current assets	31,683	29,775
Net property and equipment	26,702	26,154
Operating lease right-of-use assets	8,592	7,884
Goodwill	19,475	8,455
Intangible assets, net	8,983	3,606
Other assets	684	656
Total assets	$96,119	$76,530

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$316	$—
Accounts payable	11,938	10,037
Accrued salaries and related expenses	2,315	2,096
Current installments of long-term debt	4,582	1,368
Current operating lease liabilities	1,274	1,050
Other current liabilities	8,236	7,464
Total current liabilities	28,661	22,015
Long-term debt, excluding current installments	48,485	42,743
Long-term operating lease liabilities	7,633	7,082
Other long-term liabilities	4,700	3,646
Total liabilities	89,479	75,486
Total stockholders’ equity	6,640	1,044
Total liabilities and stockholders’ equity	$96,119	$76,530

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year Ended (1)
in millions	February 2, 2025	January 28, 2024
Cash Flows from Operating Activities:
Net earnings	$14,806	$15,143
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization, excluding amortization of intangible assets	3,336	3,061
Intangible asset amortization	425	186
Stock-based compensation expense	442	380
Changes in working capital	679	2,333
Changes in deferred income taxes	15	(245)
Other operating activities	107	314
Net cash provided by operating activities	19,810	21,172

Cash Flows from Investing Activities:
Capital expenditures	(3,485)	(3,226)
Payments for businesses acquired, net	(17,644)	(1,514)
Other investing activities	98	11
Net cash used in investing activities	(21,031)	(4,729)

Cash Flows from Financing Activities:
Proceeds from short-term debt, net	316	—
Proceeds from long-term debt, net of discounts	10,010	1,995
Repayments of long-term debt	(1,536)	(1,271)
Repurchases of common stock	(649)	(7,951)
Proceeds from sales of common stock	395	323
Cash dividends	(8,929)	(8,383)
Other financing activities	(301)	(156)
Net cash used in financing activities	(694)	(15,443)
Change in cash and cash equivalents	(1,915)	1,000
Effect of exchange rate changes on cash and cash equivalents	(186)	3
Cash and cash equivalents at beginning of period	3,760	2,757
Cash and cash equivalents at end of period	$1,659	$3,760
 —————
(1)Fiscal year ended February 2, 2025 includes 53 weeks. Fiscal year ended January 28, 2024 includes 52 weeks.

NON-GAAP FINANCIAL MEASURES
Adjusted operating income, adjusted operating margin (calculated as adjusted operating income divided by total net sales), and adjusted diluted earnings per share are presented as supplemental financial measures in the evaluation of our business that are not required by or presented in accordance with GAAP. The Company excludes the impact of amortization expense from acquired intangible assets from adjusted operating income and adjusted operating margin, and the impact of amortization expense from acquired intangible assets, including the related tax effects, from adjusted diluted earnings per share. We do not adjust for the revenue that is generated in part from the use of our acquired intangible assets. Amortization expense, unlike the related revenue, is not affected by operations in any particular period unless an intangible asset becomes impaired, or the useful life of an intangible asset is revised.
When used in conjunction with our GAAP results, we believe these non-GAAP measures provide investors with meaningful supplemental measures of our performance period to period, make it easier for investors to compare our underlying business performance to peers, and align to how management analyzes trends and evaluates performance internally. The Company provides non-GAAP financial information on this basis to facilitate comparability when we report earnings results. These non-GAAP measures should not be a substitute for their comparable GAAP financial measures. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies and other companies may not define these non-GAAP financial measures in the same way, which may limit their usefulness as comparative measures.
RECONCILIATION OF ADJUSTED OPERATING INCOME AND ADJUSTED OPERATING MARGIN

	Three Months Ended (1)			Fiscal Year Ended (2)
USD in millions	February 2, 2025	January 28, 2024	% Change	February 2, 2025	January 28, 2024	% Change
Operating income (GAAP)	$4,495	$4,143	8.5%	$21,526	$21,689	(0.8)%
Operating margin (3)	11.3%	11.9%		13.5%	14.2%
Acquired intangible asset amortization (4)	145	50		425	186
Adjusted operating income (Non-GAAP)	$4,640	$4,193	10.7%	$21,951	$21,875	0.3%
Adjusted operating margin (Non-GAAP) (5)	11.7%	12.1%		13.8%	14.3%
 —————
(1)    Three months ended February 2, 2025 and January 28, 2024 includes 14 and 13 weeks, respectively.
(2)    Fiscal year ended February 2, 2025 and January 28, 2024 includes 53 and 52 weeks, respectively.
(3)    Operating margin is calculated as operating income divided by total net sales.
(4)    Amounts include acquired intangible asset amortization of $93 million and $218 million during the three months and fiscal year ended February 2, 2025, respectively, related to SRS which was acquired on June 18, 2024.
(5)    Adjusted operating margin is calculated as adjusted operating income divided by total net sales.
Our adjusted operating margin guidance for fiscal 2025 excludes an expected approximately 40 basis point impact from acquired intangible asset amortization.
RECONCILIATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended (1)			Fiscal Year Ended (2)
per share amounts	February 2, 2025	January 28, 2024	% Change	February 2, 2025	January 28, 2024	% Change
Diluted earnings per share (GAAP)	$3.02	$2.82	7.1%	$14.91	$15.11	(1.3)%
Impact of acquired intangible asset amortization	0.14	0.05		0.43	0.19
Income tax impact of non-GAAP adjustment (3)	(0.03)	(0.01)		(0.10)	(0.05)
Adjusted diluted earnings per share (Non-GAAP)	$3.13	$2.86	9.4%	$15.24	$15.25	(0.1)%
 —————
(1)    Three months ended February 2, 2025 and January 28, 2024 includes 14 and 13 weeks, respectively. The 14th week of the fourth quarter of fiscal 2024 increased adjusted diluted earnings per share by approximately $0.30.
(2)    Fiscal year ended February 2, 2025 and January 28, 2024 includes 53 and 52 weeks, respectively. The 53rd week of fiscal 2024 increased adjusted diluted earnings per share by approximately $0.30.
(3)    Calculated as the per share impact of acquired intangible asset amortization multiplied by the Company’s effective tax rate for the period.
Our adjusted diluted earnings per share guidance for fiscal 2025 excludes an expected after-tax impact of approximately $0.40 from acquired intangible asset amortization.